Exhibit 10.2

                                GREATBATCH, INC.
                                9645 Wehrle Drive
                            Clarence, New York 14031



                                                     November 3, 2006

Larry T. DeAngelo
4190 Kalayne Lane
Williamsville, New York  14221

Dear Larry:

     Re: Voluntary Retirement

     This letter is intended to set forth the mutual understandings and agreements between Greatbatch, Inc. ("Company") and you with respect to your voluntary retirement from the Company, as follows:

     1. Background. Reference is made to your letter to the Company, dated October 16, 2006, requesting approval for you to retire under the terms and conditions of the Greatbatch, Inc. Board Guidelines for Treatment of Executive Retirement Equity Compensation, effective January 31, 2008, which request was recommended for approval by the President and Chief Executive Officer of the Company and approved by the Compensation and Organization Committee of the Company's Board of Directors on the terms provided for herein. Additionally, such request was unanimously approved by the Board of Directors upon motion duly made and seconded. For purposes hereof, the term "Termination Date" will mean January 31, 2008.

     2. Continued Services. You will continue as an employee of the Company until the Effective Date. You will continue to serve as Secretary of the Company until December 19, 2006 or until your successor is named by the Board of Directors. Your position as Senior Vice President Administration of the Company will end as of October 31, 2006. As of such date, you will become a senior advisor to the Chairman and to the President and Chief Executive Officer of the Company and agree to perform such services on behalf of the Company as they may request through the Termination Date. All services after December 20, 2006 must be authorized by the President and Chief Executive Officer.

     Without limiting the foregoing, you agree to make yourself available at reasonable times and places to:

     (a) fully cooperate and assist with the transition of your duties and responsibilities;


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Larry T. DeAngelo
November 3, 2006
Page 2

     (b) fully cooperate and assist with any examination of the Company conducted by regulatory authorities having jurisdiction over the Company, including attendance at meetings and production of notes and records that may be in Company's possession;

     (c) fully cooperate and assist the Company in any internal investigations or audits; and

     (d) provide consultative assistance to the Company. The Company will reimburse you any reasonable out of pocket expenses associated with requests for assistance under this provision, including travel, lodging and meals.

     3. Salary Continuation and Benefits.

     (a) The Company will continue to pay you your salary (as in effect on the date hereof), less required withholding and deductions, through the Termination Date consistent with the Company's normal payroll practices.

     (b) At the Company's expense, you will be continued in the Company's health plan through the Termination Date at the same level and on the same terms as provided active employees at a level consistent with the position that you held as an officer of the Company. The Termination Date (January 31, 2008) shall be considered a qualifying event for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and any COBRA continuation obligations shall run from the Termination Date (additional coverage may be available thereafter pursuant to COBRA).

     (c) Reference is made to the Company's Short Term Incentive Compensation Plan ("STIC"). To the extent that all terms and conditions under the STIC for the payment of any bonuses are met for the Company's 2006 and 2007 fiscal year, then, notwithstanding that your position as Senior Vice President Administration and Secretary will terminate, the Company will pay you, less required withholding and deductions: (A) any bonus under the STIC in respect of the 2006 fiscal year for which you would otherwise be eligible, at the actual plan-achieved level, such payment to be made in 2007 at the same time as bonuses are paid to other participants in the STIC, and (B) any bonus under the STIC in respect of the Company's 2007 fiscal year for which you would otherwise be eligible, at the actual plan- achieved level plus $100,000, such payments to be made in 2008 at the same time as bonuses are paid to other participants in the STIC.

     (d) All other benefits which you currently receive or for which you are reimbursed (e.g., insurance, car, physicals, etc.) shall continue through, and terminate on, the Termination Date.

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Larry T. DeAngelo
November 3, 2006
Page 3

     4. Equity Compensation Awards. Subject to your ongoing compliance with the terms and conditions of this letter agreement:

     (a) The Compensation and Organization Committee will consider you for grants of awards in calendar year 2007 pursuant to the Company's 2005 Stock Incentive Plan, including possible grants of restricted stock and nonqualified stock options. The grants will be allocated to restricted stock (instead of options or other awards) to the greatest extent then permitted by the Company for executives under such plan.

     (b) All of your restricted stock awards and stock options awards which are subject to a time-based vesting or exercise condition will become fully vested on the Termination Date and will be exercisable for a period up to 90 days after the Termination Date.

     (c) With respect to equity compensation awards (i) where vesting or excercisability is based on the achievement of certain performance-based goals (e.g., the awards designated as Supplemental Annual Long Term, or "SALT" Awards) (collectively, the "Performance Based Awards") and (ii) where such Performance Based Awards are, as of the Termination Date, "on target" (as hereinafter defined), such Performance-Based Awards will be vested and exercisable as follows:

     A. Performance-Based Awards granted in 2005 or before will be fully vested.

     B. Performance-Based Awards awarded in 2006 are terminated as of the date hereof.

Performance-Based Awards which are vested, as provided herein, will become exercisable if the specified performance goals specified in the SALT plan (or other applicable plan) are achieved, as certified by the Compensation and Organization Committee, and will be exercisable for a period of 90 days following such certification of the satisfaction of the performance goals.

     (d) Any performance based awards as to which the Compensation and Organization Committee does not certify the achievement of the performance goals specified in the SALT plan (or other applicable Plan) will expire pursuant to their terms.

     (e) For purposes hereof, Performance Based Awards will be deemed to be "on target" if the Company is, as of the Termination Date, accruing a liability for anticipated expenses thereunder.

     5. Releases.

     (a) The parties agree and acknowledge that the consideration to be provided to you, as set forth above in Sections 3 and 4, is being provided to extinguish and release any and all claims that you may have against the Company and any of its past, present or future parent companies, subsidiaries, affiliates, and all their respective past, present and future employees, officers, directors, trustees, shareholders, agents, and successors and assigns (collectively, "Releasees"), and that this consideration to be provided to you exceeds anything of value to which you would otherwise be entitled.

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Larry T. DeAngelo
November 3, 2006
Page 4


     (b) For and in consideration of the promises and other valuable consideration paid to you pursuant to this letter agreement, you hereby release and discharge the Releasees from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have or may hereafter have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, except for (i) those rights expressly reserved in this letter agreement and (ii) any and all rights that you have to seek indemnification under the By-laws of the Company or any subsidiary thereof or under Delaware or New York law in respect of any action or threatened action against you by reason of the fact that you are, or were at any time, an officer, director or agent of the Company, such subsidiary or any trust. You further agree that this clause will apply to, and be binding upon, your heirs, executors and assigns.

     (c) Without limiting the generality of Section 5(a) or 5(b) above or characterizing the nature of your claims, this document releases the Releasees from (i) any and all claims arising out of your employment with the Company;
(ii) any and all claims (whether based on a federal, state or local stature, or court decision) including, but not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Employee Retirement and Income Security Act, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, the New York Labor Law, and/or any other federal, state or local statute or court decision;
(iii) any and all claims for breach of contract; (iv) any and all claims for lost wages, bonuses, back pay, front pay, employee benefits, including severance pay, or for damages or injury of any type whatsoever, including, but not limited to, defamation, injury to reputation, intentional or negligent infliction of emotional distress, (whether arising by virtue of statute or common law, and whether based upon negligent or willful actions or omissions); and (v) any and all claims for compensatory or punitive damages, attorneys' fees, costs and disbursements which you (or any heir, executor or assignee) ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this letter agreement by you, except for those rights expressly reserved in this letter agreement.

     (d) Except for your rights to enforce this letter agreement and your rights to indemnification to the extent permitted by law as acknowledged in Section 5(b) above, you covenant, to the maximum extent permitted by law, that you shall not at any time hereafter commence, maintain, prosecute, participate in, or permit to be filed by any other person on your behalf, any action, charge, complaint, suit or proceeding or any kind, before any court, administrative agency, or other tribunal, against any of the Releasees with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this letter agreement by you.

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Larry T. DeAngelo
November 3, 2006
Page 5


     (e) The Company voluntarily releases and discharges the Executive and his heirs, successors, administrators, representatives and assigns from all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, changes, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity (collectively, "Claims") which it may have against the Executive as the result of his employment or the discontinuance of his employment that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company's Board of Directors other than its rights to enforce the terms of this letter agreement and the terms and conditions of all employee benefit plans of the Company.

     6. Confidentiality. You agree to hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses, which shall have been obtained by you during your employment by the Company and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this letter agreement). After termination of your employment with the Company, you shall not, without prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that you are a party to any other agreement or policy relating to noncompetition, confidential information, inventions or similar matters with the Company, you shall continue to comply with the provisions of such agreements and policies. Nothing in this letter agreement shall be construed as modifying any provisions of such agreements or policies. In the case of any inconsistency between such agreements or policies and this letter agreement, the broader provision shall prevail. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to you under this letter agreement, except if you materially breach this section or a covenant not to compete or confidentiality provision in any such agreement or document, that breach shall be considered a material breach of this letter agreement.

     7. Breach. Any material breach by you of this letter agreement, shall be considered a breach for which the Company shall be entitled to cease the payments and benefits described in Sections 3 and 4 of this letter agreement after providing you with at least five (5) calendar days written notice of such breach and your failure to cure such breach, in addition to any other remedies to which the Company may be entitled by law.

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Larry T. DeAngelo
November 3, 2006
Page 6


     8. SEC Reporting. You acknowledge your obligation to report transactions in capital stock of the Company and agree that through, and for a period of six (6) months following, the Termination Date, you will furnish timely information of any such transactions to the Company.

     9. Unenforceable Provisions. If any provision of this letter agreement is held to be illegal, void or unenforceable, such provisions shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this letter agreement.

     10. Binding Effect. This letter agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, representatives, successors and assigns.

     11. No Admission. The making of this letter agreement is not intended, and shall not be construed, as any admission that the Company or any of the Releasees has violated any federal, state, or local law, or has committed any wrong against you or any other person or entity.

     12. Opportunity to Review. You acknowledge and warrant that:

     (a) You have had the opportunity to consider, up to twenty-one days, the terms and provisions of this letter agreement;

     (b) You have been advised by the Company in this writing to consult, and have had adequate opportunity to consult with, an attorney of your choosing prior to executing this letter agreement;

     (c) You have carefully read this letter agreement in its entirety, have had an opportunity to have its provisions explained to you by an attorney of your choosing, and fully understands the significance of all of its terms and provisions; and

     (d) You are signing this Agreement voluntarily and of your own free will and assents to all of the terms and conditions contained herein.

     13. Effective Date. This letter agreement shall not become effective until the eighth day following its execution by you (the "Effective Date"). You shall have the right to revoke this letter agreement for a period of seven (7) days following your execution of this letter agreement by giving written notice by personal delivery of such revocation to Barbara M. Davis, Vice President for Human Resources and Organizational Development, 10,000 Wehrle Drive, Clarence, NY 14031. If you revoke this letter agreement prior to the Effective Date, the promises and obligations contained herein shall be null and void.

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Larry T. DeAngelo
November 3, 2006
Page 7

     14. Entire Agreement. This letter agreement is the entire agreement between the parties with respect to the subject matter hereof, and your duties, compensation and benefits; and, except as otherwise specifically provided herein, supersedes all prior communications, representations, agreements, understandings, plans and arrangements between the parties, whether oral or written, including but not limited to the Change of Control Agreement between you and the Company dated on or about December 17, 2001 (as amended, if applicable).

     15. Company Property. You agree to return, immediately upon the Company's request but no later than the Termination Date, all the Company's property in your custody or possession, whether created by you or others, including but not limited to any keys or electronic cards providing access to any of the Company's facilities, personal or laptop computers, handheld computers, the originals and all copies of all documents, files, reports, letters, memoranda, records, data, flow charts, promotional materials, agreements, market studies and other tangible material containing confidential or proprietary information concerning the Company, its affiliates, subsidiaries, officers, board members of employees.

     If this letter sets forth our mutual agreements, please so confirm by countersigning this letter in the space provided below.

                                            Very truly yours,

                                            GREATBATCH, INC.



                                            By: /s/ Thomas J. Hook
                                               --------------------------------
                                                     Thomas J. Hook
                                                     President and CEO



AGREED TO AND CONFIRMED

/s/ Larry T. DeAngelo
---------------------
Larry T. DeAngelo

Dated: November 3, 2006